FREEPORT-MCMORAN INC.

2005 SUPPLEMENTAL EXECUTIVE CAPITAL
ACCUMULATION PLAN

(As Amended and Restated Effective January 1, 2015)

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Table of Contents

Page

ARTICLE I -- DEFINITIONS	2

1.00	Account or Accounts 2

1.01	Compensation 2

1.02	Beneficiary 3

1.03	Board of Directors 3

1.04	Committee 3

1.05	Company 3

1.06	Contribution 3

1.07	ECAP 3

1.08	Employee 3

1.09	Employer 3

1.10	Internal Revenue Code or Code 4

1.11	Participant 4

1.12	Participating Company 4

1.13	Plan 4

1.14	Plan Year 4

1.15	Separation from Service 4

1.16	Specified Employee 5

1.17	Value Determination Date 5

ARTICLE II -- ELIGIBILITY	5

2.00	Eligible Employee for Basic and Matching Contribution 5

2.01	Automatic Eligibility for Enhanced Company Contribution Credit 5

2.02	Automatic Eligibility for PIAP Equalization Group 5

ARTICLE III -- SECAP BASIC CREDITS	5

3.00	Deferral Election 5

3.01	Earnings 6

ARTICLE IV -- OTHER SECAP CREDITS	7

4.00	SECAP Company Matching Contribution Credit 7

4.01	SECAP Enhanced Company Contribution Credits 7

ARTICLE V -- VALUATION OF A PARTICIPANT’S INTEREST IN A FUND	8

5.00	Annual Statements 8

5.01	Valuation 8

ARTICLE VI -- PAYMENTS	8

6.00	Distribution Upon Separation from Service 8

6.01	Distribution Upon Death 9

6.02	Form of Payments 9

6.03	Loans Prohibited 9

6.04	409A Transition Period Election 9

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ARTICLE VII -- VESTING AND FORFEITURES	9

7.00	Vesting and Forfeitures 9

7.01	Restoration of Forfeitures 9

ARTICLE VIII -- ADMINISTRATION	10

8.00	Committee 10

8.01	Notices, Statements, Etc. 10

8.02	Indemnification 10

8.03	Bookkeeping Accounts 10

8.04	Determination of Eligibility 11

ARTICLE IX -- CLAIMS PROCEDURES	11

9.00	Claims Procedures 11

ARTICLE X -- GENERAL PROVISIONS	12

10.00	Beneficiary Designation 12

10.01	Status of the Plan 12

10.02	Not a Contract of Employment 12

10.03	Unsecured General Creditor 12

10.04	Amendment and Termination 12

10.05	Non-Assignability 13

10.06	Offset 13

10.07	Governing Law 13

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FREEPORT-MCMORAN INC.
2005 SUPPLEMENTAL EXECUTIVE CAPITAL ACCUMULATION PLAN
(As Amended and Restated Effective January 1, 2015)

Freeport-McMoRan Inc. (the “Company”) adopted the Freeport-McMoRan Inc. Supplemental Executive Capital Accumulation Plan (the “Plan”) for the benefit of selected employees effective of January 1, 1996. In response to the enactment of Section 409A of the Internal Revenue Code of 1986, as amended, effective as of January 1, 2005, the Company in operation separated all Plan contributions made and benefits earned and vested as of December 31, 2004, along with all earnings attributable thereto (“Grandfathered Benefits”) from all Plan contributions earned or vested after December 31, 2004 with all earnings attributable thereto (“409A Benefits”).
The Grandfathered Benefits, along with all earnings attributable thereto, are maintained under and paid from the Plan and the name of the Plan changed to “Freeport-McMoRan Copper & Gold Inc. 1996 Supplemental Executive Accumulation Plan”. The 409A Benefits, along with all earnings attributable thereto, were spun off from the Plan and maintained under and paid from the Freeport-McMoRan Copper & Gold Inc. 2005 Supplemental Executive Capital Accumulation Plan (“SECAP”) as described herein.
The purpose of this Plan is to provide a select group of management and highly compensated employees of the Company and certain of its affiliates with supplemental retirement benefits. As a result, the Plan shall be considered to be a “top hat plan” exempt from many of the requirements of the Employer Retirement Income Security Act of 1974 (“ERISA”). This Plan is not intended to “qualify” for tax favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”).
The Company desires to amend and restate the SECAP to revise the Plan’s eligibility provisions, determination of employer contributions, and to make other revisions and clarifications;
NOW, THEREFORE, effective as of January 1, 2015, the Company hereby amends, restates and continues the SECAP as herein set forth:

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ARTICLE I -- DEFINITIONS

Any capitalized term used herein and not defined in this section shall have the meaning set forth in the Freeport-McMoRan Inc. Employee Capital Accumulation Program (the “ECAP”). Unless otherwise required by the context, wherever used herein:
1.00    Account or Accounts means the Basic Credits Account, Company Savings Contribution Credits Account, Company Matching Contribution Credits Account, and Enhanced Company Contribution Credits Account reflecting amounts earned or vested after December 31, 2004, with all earnings attributable thereto.

1.01    Compensation

(a)	Basic Compensation means Participant’s Basic Compensation, as defined in the ECAP.

(b)
SECAP Enhanced Compensation means regular salary or wages actually paid by a Participating Company to a Participant, and which would have been payable to him or her but for his or her Employee Pre-tax Contributions, Catch-up Contributions, and contributions to Code Section 125 plans during the year, and any transportation fringe benefits under Code Section 132(f)(4), plus Differential Wage Payments as defined under Code Section 3401(h), shift differentials and fifty percent (50%) of all overtime and bonuses (including performance based special awards, PBA Performance Awards, and annual incentive bonuses paid under the Annual Incentive Program or the Performance Incentive Awards Program, whether received in cash or restricted stock units) and excluding, without limitation, completion, copper and sign-on bonuses, non-performance based discretionary special awards, stock-based incentive compensation (except as noted above), fringe benefits, reimbursements, overseas premiums, tax equalization payments, living and other allowances, and contributions to a plan of deferred compensation (e.g. SECAP) which are not included in the Participant’s gross income for the taxable year in which contributed.

(c)
PIAP Bonus Compensation means the Eligible Employee’s bonus under the Performance Incentive Awards Program (PIAP) or its successor (PIAP Bonus) minus his Net Compensation. Net Compensation represents the portion of the Eligible Employee’s PIAP Bonus that is considered in calculating his PIAP Equalization Contribution in the ECAP. Net Compensation is defined as A, not to exceed B, where A equals 100% of the Employee’s PIAP Bonus and B equals the Code Section 401(a)(17) limit minus the Employee’s Annualized Basic Compensation based on Basic Compensation received in the full month immediately preceding the PIAP Bonus.

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1.02    Beneficiary means the person or entity designated by the Participant to receive the value of his or her Account or Accounts on his or her death, and the Participant may from time to time change or revoke any such designation. The last such designation received by the Company or provided to the record keeper via an electronic method shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company or record keeper prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

1.03    Board of Directors means the Board of Directors of the Company.

1.04    Committee means the ECAP Administration and Investment Committee which was appointed by the Board of Directors of the Company.

1.05    Company means Freeport-McMoRan Inc. (formerly Freeport-McMoRan Copper & Gold Inc.) or any Company that is a successor as a result of a merger, consolidation, liquidation, transfer of assets, or reorganization.

1.06    Contribution means the following amounts credited for bookkeeping purposes to the Participant’s Account or Accounts:

(a)	Basic Credits means amounts credited to a Participant's Account pursuant to Section 3.00 of this Plan.

(b)	Company Savings Contribution Credits means matching contribution amounts credited to a Participant’s Account prior to 2009.

(c)	Company Matching Contribution Credits means matching contribution amounts credited to a Participant’s Account pursuant to Section 4.00 of this Plan.

(d)	Enhanced Company Contribution Credits means amounts credited to a Participant’s Account pursuant to Section 4.01 of this Plan.

(e)
DC Adjustment Contribution Credits means amounts that were contributed to the SECAP and FMS-SECAP as DC Adjustment Contribution for a period of sixty (60) months starting in July, 2000. The DC Adjustment Contribution Credits are accounted for in the Participant’s Enhanced Company Contribution Credits Account.

1.07    ECAP means the Freeport-McMoRan Inc. Employee Capital Accumulation Program, formerly Freeport-McMoRan Copper & Gold Inc. Employee Capital Accumulation Program, maintained by the Company, as may be amended from time to time.

1.08    Employee means an Employee as defined in the ECAP.

1.09    Employer means the Company and all entities with whom the Company would be considered a single employer under Section 414(b) of the Code (employees of a controlled group of corporations), and all entities with whom the Company would be considered a single

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employer under Section 414(c) of the Code (employees of partnerships, proprietorships, etc., under common control).

1.10    Internal Revenue Code or Code means the Internal Revenue Code of 1986, as amended from time to time.

1.11    Participant means an Employee or former Employee for whom an Account in the Plan is maintained.

1.12    Participating Company means the Company and each Employer of an Employee who is a Participant in this Plan or to whom the benefits of this Plan are available.

1.13    Plan means this Freeport-McMoRan Inc. 2005 Supplemental Executive Capital Accumulation Plan, as amended and restated effective January 1, 2015, (“SECAP” or “Plan”).

1.14    Plan Year means the twelve (12) month period beginning on January 1st and ending each December 31 during which the Plan is in effect.

1.15    Separation from Service means a termination of employment with the Employer in such a manner as to constitute a “separation from service” as defined under Treasury Regulations Section 1.409A-1(h), for any reason other than death.

Whether a termination of employment has occurred is determined based upon whether the facts and circumstances indicate that the Employer and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or, if employed less than 36 months, such lesser period).
An unpaid bona fide leave of absence is disregarded in determining the average level of bona fide services during the 36 month period (or, if employed less than 36 months, such lesser period) and a paid bona fide leave is considered at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave.
Facts and circumstances to be considered in making a determination of Separation from Service include, but are not limited to, whether the Employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated Employees have been treated consistently, and whether the Employee is permitted and realistically available to perform services for other service recipients in the same line of business.
An Employee is presumed to have separated from service where the level of bona fide services decrease as described above. An Employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent or more over the immediately preceding 36-month period. No presumption applies to a decrease that is more than 20% and less than 50%. This presumption is rebuttable if an

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Employee must return to employment due to business circumstances, such as the termination of the employee’s replacement.
A Separation from Service has not occurred while the Employee is on military leave, sick leave, or other bona fide leave of absence if the period does not exceed six months, or if longer, so long as the Employee retains the right to reemployment with the Employer under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Employer. A 29-month period may be substituted for the six-month period for certain medical leaves of absence.
Treasury Regulation Section 1.409A-1(h)(1) definitions of “separation from service”, leave of absence, and termination of employment are incorporated herein.
1.16    Specified Employee shall mean a Participant who is a key employee of the Employer under Treasury Regulations Section 1.409A-1(i) because of final and binding action taken by the Committee or its delegate, or by operation of law or such regulation.

1.17    Value Determination Date means any business date specified by the Company but no less frequently than on a monthly basis.

ARTICLE II -- ELIGIBILITY

2.00    Eligible Employee for Basic and Matching Contribution. An Employee is eligible to make Basic Contribution Credits and receive Matching Contribution Credits if he or she (a) had annualized Basic Compensation equal to or greater than the Code Section 401(a)(17) dollar limit in a prior year or (b) was previously a participant in a the McMoRan Exploration LLC Supplemental Executive Capital Accumulation Plan.

2.01    Automatic Eligibility for Enhanced Company Contribution Credit. An Employee will automatically become eligible for Enhanced Company Contribution Credits when (a) his or her SECAP Enhanced Compensation exceeds the Code Section 401(a)(17) dollar amount, provided such Employee is eligible for Enhanced Company Contributions determined in Section 4.03(a) of the ECAP or (b) when the Company has administratively limited Enhanced Company Contributions due to the contribution limits imposed by Code Section 415, provided such Employee is eligible for Enhanced Company Contributions determined in Section 4.03(b) of the ECAP.

2.02    Automatic Eligibility for PIAP Equalization Group. An Employee will automatically become eligible for SECAP Enhanced Company Contribution Credits when he is eligible for a PIAP Equalization Contribution under section 4.03(d) of the ECAP.

ARTICLE III -- SECAP BASIC CREDITS

3.00    Deferral Election.

(a)	Basic Credits Deferral Election. Each Eligible Employee (as defined in Section 2.00) may elect prior to the first day of each Plan Year to defer a

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percentage of his Basic Compensation for each pay period in which the Eligible Employee’s deferrals to the ECAP have ceased due to the earlier of (i) his or her Basic Compensation reaching the Code Sections 401(a)(17) compensation limit or (ii) deferrals reaching the dollar limits under Code Section 402(g) and, if applicable, Code Section 414(v).

For 2015, the Code Section 401(a)(17) limit is $265,000, the Code Section 402(g) limit is $18,000 and the Code Section 414(v) limit is $6,000. The Internal Revenue Service may adjust each limit annually for cost-of-living increases.
The amount of allowable deferral pursuant to the Participant’s election shall be a minimum of one percent (1%), and in increments of at least one-half of one percent (1/2%), but not to exceed twenty percent (20%) of Basic Compensation. Further, the elected deferral must be the same percentage such Employee elected to defer into the ECAP.

(b)
Irrevocable Election. Once a Plan Year has begun, Participant elections shall be irrevocable. Notwithstanding, as permitted by Treasury Regulation Section 1.409A-3(j)(4)(viii), a Participant’s deferral election is cancelled as required by the ECAP to receive a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3). If a Participant discontinues a deferral election, he will not be permitted to elect to make deferrals again until open enrollment for the succeeding Plan Year.

If a Participant is authorized by the Participating Company for any reason to take an unpaid leave of absence from the employment of the Participating Company, the Participant shall be excused from making deferrals until the Participant returns to a paid employment status. Upon such return, deferrals shall resume for the remaining portion of the Plan Year in which the return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

(c)
Duration of Deferral Election. A Participant’s election to make deferrals to this Plan must be executed prior to the beginning of the Plan Year to which the agreement relates and shall be effective only for the Plan Year to which it relates.

3.01    Earnings. The Participant's Basic Credits shall be treated as if invested by the Committee in a manner to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month.

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ARTICLE IV -- OTHER SECAP CREDITS
4.00    SECAP Company Matching Contribution Credit.

(a)
The SECAP Company Matching Contribution Credit is 100% of the Participant’s Basic Credits, limited to five percent (5%) of such Participant’s Basic Compensation in excess of the Code Section 401(a)(17) dollar limit for the applicable year.

(b)
The SECAP Company Matching Contributions are credited to a Participant’s Company Matching Contributions Credit Account concurrently with the crediting of the SECAP Basic Credit to an Eligible Employee’s Account. If a Participant’s SECAP Company Matching Contributions are less than the dollar amount he or she would have received had the contributions been based upon the annual Basic Compensation in excess of the Code Section 401(a)(17) dollar amount, a “true-up” Company Matching Contribution Credit will be made.

(c)
The Participant's Company Savings Contribution Credits Account and Company Matching Contribution Credits Account shall be treated as if invested by the Committee in a manner to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month.

4.01    SECAP Enhanced Company Contribution Credits.

(a)
Each Eligible Employee (as defined in Section 2.01) will receive a SECAP Enhanced Company Contribution Credit equal to a percentage of his or her SECAP Enhanced Compensation that is in excess of the Code Section 401(a)(17) compensation limit. Such percentage will be the same as the percentage applied in determining the Eligible Employee’s ECAP Enhanced Company Contributions.

(b)
If the Company has imposed an administrative limit on an Eligible Employee’s ECAP Enhanced Company Contributions to prevent excess annual additions under the Code section 415 limit, the Eligible Employee will receive a SECAP Enhanced Company Contribution Credit equal to the amount that would have been contributed to the ECAP if such limit did not apply.

(c)
Each Eligible Employee (as defined in Section 2.02) will receive a SECAP Enhanced Company Contribution Credit equal to 50% of his PIAP Bonus Compensation multiplied by a percentage. Such percentage will be the same as the percentage applied in determining the Eligible Employee’s ECAP PIAP Equalization Contributions. For 2015 such percentage is 5%.

Example 1: For example, the Employee’s Annualized Basic Compensation is $200,000 and PIAP Bonus is $100,000, and the Code

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Section 401(a)(17) limit is $265,000. The percentage applied in determining the Eligible Employee’s ECAP PIAP Equalization Contribution is five (5%) percent. Net Compensation (as defined in Section 1.01(c)) is $100,000 not to exceed $265,000 minus $200,000, or $65,000. PIAP Bonus Compensation is $100,000 (PIAP bonus) minus $65,000 (Net Compensation) = $35,000. The SECAP Enhanced Company Contribution Credit is $875, which is 50% of the PIAP Bonus Compensation multiplied by 5%. Example 2: The same facts as Example 1 except the Employee’s Annualized Basic Compensation is $300,000. Net Compensation (as defined in Section 1.01(c)) is $100,000 not to exceed $265,000 minus $300,000, or $0. PIAP Bonus Compensation is $100,000 (PIAP bonus) minus $0 (Net Compensation) = $100,000. The SECAP Enhanced Company Contribution Credit is $2,500, which is 50% of the PIAP Bonus Compensation multiplied by 5%.

(d)
Enhanced Company Contributions for the Service Based Defined Contribution Grandfathered Group pursuant to ECAP section 4.03(c) and Discretionary Company Contributions pursuant to ECAP section 4.04 are not eligible for SECAP Enhanced Company Contribution Credits.

(e)
The Participant’s Enhanced Company Contribution Credits Account shall be treated as if invested by the Committee in a manner to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month.

ARTICLE V -- VALUATION OF A PARTICIPANT’S INTEREST IN A FUND
5.00    Annual Statements. As soon as practicable after the close of each Plan Year (and at such intervals during the Plan Year as may be determined by the Participating Company from time to time), the Participating Company shall deliver to each Participant a statement setting forth the amount credited for bookkeeping purposes to the Participant’s Accounts.
5.01    Valuation. Each Participant’s Accounts shall be adjusted as of each Value Determination Date to reflect increases and decreases.
ARTICLE VI -- PAYMENTS
6.00    Distribution Upon Separation from Service. The total vested value of a Participant’s Accounts will be paid as soon as practicable following Separation from Service. Notwithstanding, if a Participant elected on or before December 31, 2008 to defer payment, the total value of the Participant’s vested Accounts will be paid by February 28th of the year following the year in which such Participant Separates from Service. Any Eligible Employee who was automatically eligible to receive Enhanced Company Contribution Credits in 2009 but was not eligible to defer a percentage of his or her Basic Compensation will be deemed to have elected to receive payment upon Separation from Service. Once made, the distribution payment election, or default payment election, shall continue in force indefinitely for all of the Participant’s Accounts.

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Notwithstanding, if the Participant is a Specified Employee, payment shall not be made earlier than the first business day that is six months after the Participant’s Separation from Service or, if earlier, the date of death of the Participant.
6.01    Distribution Upon Death. Upon the death of a Participant, the value of the Participant’s Account or Accounts shall be paid in lump sum to the Beneficiary or Beneficiaries, if any, designated by the Participant, or if the Participant is not survived by any such designated Beneficiary, then to the Participant’s estate. Payment shall be made on or before December 31 of the calendar year in which the death occurs, or if later by the 15th day of the third month following the date of death. A Beneficiary may not direct when payment is made.
6.02    Form of Payments. Distribution to a Participant or his or her Beneficiary will be paid in lump sum.
6.03    Loans Prohibited. No Participant shall be entitled to borrow any portion of the amount credited to the Participant’s Accounts in this Plan.

6.04    409A Transition Period Election. A Participant may make a new payment election at any time before December 31 2008, with respect to the time of payment of all elective deferrals and employer contributions earned or vested after December 31, 2004, with all earnings attributable thereto, provided the election does not apply to amounts that would have otherwise been payable in the year the change is made or cause an amount to be paid in the year the change is made that would not otherwise be payable in that year. The new payment election during the transition period must be received no later than six (6) months prior to a new payment commencement date.
ARTICLE VII -- VESTING AND FORFEITURES
7.00    Vesting and Forfeitures.

(a)
Vesting. A Participant’s interest in his Basic Credits Account, Company Savings Contribution Credits Account, and Company Matching Contribution Credits Account shall be 100% vested at all times. A Participant’s interest in his Enhanced Company Contribution Credits Account will vest at the same rate as his or her Enhanced Company Contribution Account in the ECAP.

(b)
Forfeitures. A Participant’s non-vested amounts, if any, will forfeit when he or she receives a distribution of vested amounts. If the Participant does not have any vested amount, his or her Accounts will forfeit at the end of the year in which the Participant terminated employment.

7.01    Restoration of Forfeitures. If a Participant forfeits any portion of his Accounts and is reemployed, the previously forfeited amount (unadjusted for earnings) may be restored.

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ARTICLE VIII -- ADMINISTRATION
8.00    Committee. The Committee shall have the authority to (a) to perform any duties and responsibilities with respect to the Plan as described in the governing documents for the Plan and the related trust, if any; (b) take such actions with respect to the Plan or related trust that, in the judgment of Committee with respect to the Plan, is necessary or desirable with respect to the operation and administration of the Plan, provided that the action or actions do not result in a substantial increase in the estimated annual cost to the corporation and its subsidiaries; (c) to select advisors, legal counsel, accountants, investment managers and other agents to assist in the administration of the Plan or related trust; (d) hear and resolve all claims for benefits under the Plan and decide all questions and disputes arising under the Plan in accordance with the Claims Procedures described in Article IX; and (e) delegate any of its responsibilities and duties to one or more subcommittees, which shall be constituted of members appointed by the Committee but any such subcommittee may include members who are not members of the Committee. Subject to the limitations set forth in the Plan, the Committee may from time to time establish and amend uniform and nondiscriminatory rules and regulations for the operation and administration of the Plan.
The operation, administration and determination and answering of all questions arising under or in connection with the Plan shall be the responsibility of the Committee. The Committee shall have the exclusive right to interpret the Plan and to determine any questions arising under or in connection with the administration of the Plan. The Committee’s decision or action in respect thereof shall be final and conclusive and binding upon all persons having an interest in the Plan.
8.01    Notices, Statements, Etc. The Company and other Participating Companies may as a matter of accommodation assist any Employee in the delivery of applications, notices, forms, statements, records, remittances and other documents required or permitted to be served or delivered under the Plan and in doing so will endeavor to exercise ordinary diligence, but shall not be liable for any failure so to do or for any delay in so doing, nor shall any director, officer, or employee of the Company and Participating Companies be personally liable for any act or omission to act in connection with the operation or administration of the Plan except for his or her own willful misconduct or gross negligence.
8.02    Indemnification. The Company will indemnify and hold harmless the Committee against any cost or expense (including attorney’s fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act as Committee, except in the case of willful misconduct or gross negligence.
8.03    Bookkeeping Accounts. The Company or its duly authorized record keeping agent, as determined by the Committee, shall establish and maintain Accounts for each Participant that will separately reflect the amount credited to the Participant attributable to (i) Basic Credits, (ii) Company Savings Contribution Credits, (iii) Company Matching Contribution Credits, and (iii) Enhanced Company Contribution Credits and interest shall be allocated separately with respect to each such Account in a reasonable and consistent manner. The Company Savings Contribution Credits and Company Matching Contribution Credits may be

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combined in one Account. The Accounts are bookkeeping entries only and the Participant shall have no secured or vested interest in any specified assets.
8.04    Determination of Eligibility. If the Company determines that an Employee is ineligible or becomes ineligible to participate or to continue to participate in the Plan, the Company may terminate Participant’s participation upon ten (10) days’ notice to the Participant.
ARTICLE IX -- CLAIMS PROCEDURES
9.00    Claims Procedures.

(a)
If a claimant is dissatisfied with the determination of his or her benefits, eligibility, participation, service, or any other interest in the Plan, the claimant may submit a written request for a review of such determination to the Committee. The Committee will review the claim and will notify the claimant as to whether such claim has been granted or denied within 90 days (unless the claimant is advised that special circumstances require an extension of time).

(b)
If the claim is denied, the claimant will receive written or electronic notice of the adverse benefit determination explaining the denial in detail. The notice will include: (i) specific reason(s) for the denial; (ii) specific references to the Plan provision(s) on which the denial is based; (iii) whether any additional material or information is required; and (iv) explanation of the Plan’s review and appeal procedures.

(c)
The claimant has the right to appeal a denied claim. The claimant, his authorized representative, or beneficiary may file a written request for review of the claim with the Plan Administrator within 60 days after receipt of notification of the claim denial. As part of the claimant’s request for review, the claimant will have the opportunity to review pertinent documents and submit issues and comments in writing for consideration.

(d)
The Plan Administrator will hear and make a determination on the claimant’s appeal at the meeting that immediately follows receipt of the request for review, unless the appeal is received within 30 days preceding the date of such meeting in which case the appeal may be heard and decided at the second meeting following receipt of the request for appeal. The claimant will be notified of the decision on appeal no later than five (5) days after such decision is made.

(e)
No legal action for recovery of benefits may be commenced before a claimant has exhausted the claims and claims review procedure described above. Any legal action for recovery of benefits under this Plan must be commenced no later than the earlier of: (1) the shortest applicable statute of limitations provided by law; or (2) two years from the date the decision on appeal is delivered.

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ARTICLE X -- GENERAL PROVISIONS
10.00    Beneficiary Designation. To the extent permitted under Code Section 409A and Treasury Regulations and other interpretive guidance issued thereunder, if the Committee is in doubt as to the right of any Beneficiary to receive any amount, the Committee may retain such amount, with liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction, in either of which events neither the Committee nor any Participating Company shall be under any further liability to anyone.
10.01    Status of the Plan. This Plan is not intended to constitute a qualified plan under Section 401(a) of the Code, and is designed to be exempt from the participation, vesting, funding and fiduciary responsibility rules of ERISA. The Plan “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with this intent.
10.02    Not a Contract of Employment. Nothing in the Plan shall be deemed or construed to impair or affect in any manner whatsoever the rights of any Participating Company with respect to the termination of employment of any person, whether or not a Participant, all of which rights shall remain as if the Plan had not been established.
10.03    Unsecured General Creditor. Notwithstanding anything to the contrary in this Plan, the rights of a Participant or a Participant’s Beneficiary to benefits under this Plan shall be solely those of an unsecured creditor of the Company. Any assets acquired or held by the Company or funds allocated by the Company in connection with liabilities assumed by the Company pursuant to this Plan shall not be deemed to be held under any trust for the benefit of the Participant or Participant’s Beneficiaries or security for the performance of the Company’s obligations pursuant hereto, but shall be and remain general assets of the Company.
10.04    Amendment and Termination. It is the expectation of the Company that the Plan will continue indefinitely, but the Company reserves the right by written action of its Board of Directors, or individual(s) specifically designated by the Board to act on its behalf, to change or discontinue the Plan at any time. Notwithstanding any other provision of this Plan, it is the intention of the Company that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any Participant or Beneficiary under Code Section 409A and Treasury Regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, "Section 409A"). This Plan and any amendments hereto shall be interpreted to that end and (1) to the maximum extent permitted by law, no effect shall be given to any provision herein, any amendment hereto or any action taken hereunder in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A and (2) the Company shall take any corrective action reasonably within its control that is necessary to avoid such adverse tax consequences. No amendments shall divest otherwise vested rights of Participants or their Beneficiaries.

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The Plan may be terminated only under the following circumstances:

(a)
The Employer may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court, provided that Treasury Regulations Section 1.409A-3(j)(4)(ix)(A) is complied with.

(b)
Within the 30 days preceding or the 12 months following a Change in Control Event (as defined in Treasury Regulations §1.409A-3(i)(5)) provided that Treasury Regulations §1.409A-3(j)(4)(ix)(B) is complied with.

(c)
The Company may in its discretion terminate this Plan, provided, (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer that would be aggregated with any terminated arrangement under Section 1.409A-1(c) of the Treasury Regulations if the same Employee participated in all of the arrangements are terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Employer does not adopt a new arrangement that would be aggregated under Section 1.409A-1(c) of the Treasury Regulations if the same Employee participated in both arrangements, at any time within three years following the date of termination of the arrangement.

10.05    Non-Assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable under this Plan, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, contracts, liabilities, torts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
10.06    Offset. If at the time benefit payments are to be made under the Plan, the Participant, the Participant’s Beneficiary or both are indebted to the Employer, then the payments remaining to be made to the Participant, the Participant’s Beneficiary or both, may, at the Committee’s discretion, be reduced by the amount of such indebtedness.
10.07    Governing Law. The Plan will be construed, administered and enforced according to Code Section 409A and related Internal Revenue Service guidelines, ERISA, and to the extent not preempted thereby, the laws of the State of Arizona.

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Executed in Phoenix, Arizona this 30th day of December, 2014.

FREEPORT-MCMORAN INC.

Douglas N. Currault II
___________________________________
Douglas N. Currault II
Secretary

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APPENDIX
TO
INCORPORATE CERTAIN PROVISIONS
FROM THE FREEPORT-MCMORAN CORPORATION
SUPPLEMENTAL SAVINGS PLAN

Effective July 1, 2009, the Plan is amended to incorporate certain provisions that only apply to the SSP Participant.
1.01    Definitions. The following definitions apply for purposes of this Appendix.

(a)
Affiliate means Freeport Minerals Corporation (“FMC”), formerly Freeport-McMoRan Corporation, and all members of a controlled group of corporations (within the meaning of Code Section 414(b)) that includes FMC, all trades or business (whether or not incorporated) that are included in a group of trades or businesses under the common control (within the meaning of Code Section 414(c)) of FMC; all members of an affiliated service group (within the meaning of Code Section 414(m)) that includes FMC; and any other entity required to be aggregated with FMC under Code Section 414(o).

(b)	Beneficiary means the person or trust that a SSP Participant, in his most recent written designation on file, shall have designated to receive his SSP Account in the event of his death.

(c)	SSP means the Freeport-McMoRan Corporation Supplemental Savings Plan.

(d)
SSP Account means the bookkeeping account balances as of June 30, 2009 that were transferred to this Plan from the Freeport-McMoRan Corporation Supplemental Savings Plan and credited for earnings attributable thereto.

(e)	SSP Participant means a Participant in the Plan that was a participant in the SSP and whose SSP Account was transferred to the Plan, effective July 1, 2009.

(f)
Trust Agreement means that certain trust agreement established pursuant to the Plan between the Company and the Trustee or any trust agreement hereafter established, the provisions of which are incorporated herein by reference.

(g)	Trustee means Charles Schwab Trust Company.

(h)	Trust Fund means all assets held by the Trustee pursuant to the Trust Agreement solely for the purpose of paying the SSP Accounts to the SSP Participants.

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1.02    Earnings. The Participant’s SSP Account shall be treated as if invested by the Committee in a manner to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. The SSP Participant is not permitted to direct investments in the Participant’s SSP Account.
1.03    Timing and Form of Payment.

(a)
SSP Participant Election. Except as otherwise stated herein, the timing and form of payment shall be determined based upon the election made by the SSP Participant on or before December 31, 2008 on the form titled “Freeport-McMoRan Corporation Supplemental Savings Plan, Distribution Consent Form (Applies to Entire Account Balance)”. The distribution options were (a) to elect to receive the SSP Account per an existing method of distribution on file or, if there was more than one form or date of payment on file, then an election was made to treat the entire account balance according to one of the elections on file; and (b), if currently employed, additional options were (i) receive in lump sum after termination of employment or (ii) receive in lump sum by February 28 in the year following termination of employment.

(b)
Small Amounts. Notwithstanding, if upon the SSP Participant’s termination of employment or death, the value of his SSP Account is $10,000 or less, the Committee, regardless of any elections made by the SSP Participant, shall direct the Trustee to pay the benefits in the form of a single lump sum distribution on the last business day of February in the Plan Year following such termination of employment or death.

(c)
Six-Month Payment Delay. Notwithstanding any provision herein, if the SSP Participant is a Specified Employee payment shall not be made earlier than the first business day that is six months after the Participant’s Separation from Service or, if earlier, the date of death of the Participant.

(d)
Distribution upon Death. Following the SSP Participant’s death, distributions will commence on the last business day of the February in the Plan Year following the end of the Plan Year in which the SSP Participant dies. Distributions will be made to the Beneficiary, if any, designated by the SSP Participant, or if the SSP Participant is not survived by any such designated Beneficiary or there is no validly designated Beneficiary, the Beneficiary shall be the SSP Participant’s estate. If the designated Beneficiary dies after the payment of benefits begin, then the Beneficiary for the remainder of the benefits payable shall be the estate of the Beneficiary.

(e)
Special Payment Provision Applicable on Sale of Affiliate. A SSP Participant who is employed by an Affiliate of FMC as of the date that the Affiliate ceases to be an Affiliate for purposes of this Plan due to a “change in the ownership or effective control” or “in the ownership of a

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substantial portion of the assets of” such Affiliate (as such terms are defined in Section 409A of the Code and the applicable Treasury Regulations thereunder) shall receive a distribution of his or her accounts thirty (30) business days following such date, regardless of any prior election made by the SSP Participant.

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